New Media Lottery converts $6.1 million of debt into Equity

DUBLIN, August 12 -- New Media Lottery Services, Inc. (OTC Bulletin Board: NWMD) (“NMLS”), based in Dublin, Ireland and Virginia, USA supplies lotteries with a white label lottery system, games and management support to develop new income streams from digital lottery product distribution, including the Internet, mobile, interactive TV, and digital vending (server based terminals). NMLS secures long-term contracts with lottery clients and shares in the net revenue from these programs.

Two of the primary shareholders Milton and Joseph Dresner have agreed to convert $6,112,633 of debt into 9,005,760 shares of common stock. This conversion is at an average price of 67.9 cents per share.

Commenting on the announcement, NMLS CEO John Carson said, “Milton and Joseph Dresner have funded the company during the early stages of our growth and continue to assist NMLS in its efforts to grow the business”.

Enquiries:

New Media Lottery Services	(1) 540 437 1688
John Carson
www.nmlsinc.com

About New Media Lottery Services, Inc.:
New Media Lottery Services, Inc. (OTC Bulletin Board: NWMD) supplies lotteries with a white label lottery system, games and management support to develop new income streams from digital lottery product distribution, including the internet, mobile telephony, interactive television and digital vending. NMLS secures long-term contracts with lottery clients and shares in the net win from these partners.

Cautionary Note Regarding Forward-Looking Statements
This document contains forward-looking information about the Company’s operating results and business prospects that involve substantial risks and uncertainties.  Statements that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements about the Company’s plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words “may,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “could,” “would,” and similar expressions.  Because these forward-looking statements are subject to a number of risks and uncertainties, the Company’s actual results could differ materially from those expressed or implied by these forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K for the fiscal year ended April 30, 2008 and its quarterly report on Form 10-Q for the three months ended January 31, 2009 filed with the United States Securities and Exchange Commission and available at www.sec.gov.  The Company assumes no obligation to update any such forward-looking statements.